Pipeline Data Completes Evaluation, Authorizes
Issuance for Merchant Portfolio Purchase

Tuesday May 17, 1:44 pm ET QUINCY, Mass.--(BUSINESS WIRE)--

     May 17, 2005--Pipeline Data (OTCBB:PPDA - News) announced today that pursuant to an agreement dated May 25, 2004 between Pipeline Data, Millennium Merchant Services, Inc. (Millennium) and Millennium's President, Kent Stiritz, that Pipeline has authorized the issuance of 2,246,764 unregistered shares to complete the purchase of merchant portfolios from Millennium. The agreement specified a look back provision to evaluate the performance of the portfolios purchased. The board examined the residual payments made under the portfolios and approved the issuance of shares. The shares issued to Stiritz have already been accounted for in the Company's first quarter fully diluted share total and are restricted subject to Rule 144. Included in the Millennium acquisition are 1,801 merchant accounts representing approximately $73,000,000 in annual consumer charge volume on a historical basis and approximately $75,000 per month in cash flow. These accounts are governed by processing agreements with iPayment, Inc. (NASDAQ:IPMT - News), Cornerstone Payment Systems, Inc., Concord EFS (NYSE:FDC - News) and Authorize.Net (NASDAQ: LTBG - News).

     iPayment, Cornerstone and Concord EFS/First Data, similar to Pipeline Data, are merchant credit card acquirers. Authorize.Net is an Internet-based merchant gateway provider, like Pipeline's subsidiary, SecurePay. Lightbridge, Inc. acquired Authorize.Net for $82 million in 2004. First Data acquired Concord EFS in 2003 for $7 billion. Most recently, a $640 million tender offer was made for iPayment.

About Pipeline Data Inc.:

     Pipeline Data Inc. provides integrated transaction processing services for all major credit cards. The Company offers card processing services in three key areas: wireless mobile payment, e-commerce solutions and retail merchant payment. Pipeline Data currently serves over 15,000 accounts.

Safe Harbor Statement:

     The information provided for in this Press Release contains forward-looking statements that involve risks and uncertainties more fully set forth in the Company's filing. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to uncertainties that could affect performance and results of the Company in the future and, accordingly, such performance and results may materially differ from those expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to those relating to the Company's growth strategy, customer concentration, outstanding indebtedness, seasonality, expansion and other activities of competitors, changes in federal or state laws and the administration of such laws, protection of the securities markets and other risks detailed in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Statements made in this Press Release that are not historical facts are forward-looking statements that are subject to the "safe harbor" created by the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ significantly from those discussed and/or implied herein.

Contact:

     Pipeline Data Inc.
     Lane Gordon, 800-932-5708 x228
     Lane.Gordon@pipelinedata.com
     www.pipelinedata.com

Source: Pipeline Data Inc.